Exhibit 10.14

ONGOING ADVISORY AGREEMENT

Between

PARTY A

and

PRESTIGE ASSET MANAGEMENT LIMITED

(PAM, the “Advisor”)

BACKGROUND:

PARTY A is an asset management company registered in Hong Kong, serving a number of ultra-high net worth family and institutional investors. PAM is a qualified asset management company holding the license of “providing asset management (type 9)” and providing advice on Securities (type 4) issued by the Hong Kong SFC, with the central number BHS708. PARTY A intends to expand the global asset allocation and investment fund business, and is willing to cooperate with PAM. PAM has rich experience in fund establishment, issuance and compliance operation in Hong Kong market, and has high-quality cooperation network resource.

PARTY A engage PAM to act as an advisor, responsible for recommending and selecting high-quality targets for global asset allocation, suggestions on the establishment of overseas funds, compliance and other work.

The agreement is made and entered into on____________.

THE PARTIES AGREE THAT:

1. Appointment of the Advisor

Party A appoints PAM as an ongoing advisor and PAM shall take the responsibility of all related issues regarding recommending and selecting high-quality targets for global asset allocation, suggestions on the establishment of overseas funds, compliance and a series of advisory services, include but not limited to the following:

1.1 Select and recommend suitable global asset allocation targets for Party A, including but not limited to Hong Kong stocks, bonds, mutual funds, etc..

1.2 Fully understand and conduct due diligence to the target underlying assets, when Party A needs, draft fund brochure to be distributed to professional investors, help prepare marketing materials for promotion on recognized markets in compliance with related regulations.

1.3 If Party A needs to set up an offshore fund, issue and operate it in Hong Kong, and provide the fund structure design scheme, the relevant resources of PAM and its related parties shall provide priority to Party A; On the premise of Party A’s approval, select and organize qualified third parties for Party A to work, including but not limited to: fund lawyers, fund service providers, etc., and cooperate to complete due diligence, legal file writing, etc., and be responsible for the review and revision of the draft legal file and the coordination of revision.

1.4 Select and recommend the appointment of qualified fund advisors, fund service providers, CO managers (if applicable) and other necessary roles for the fund, and review the draft agreements

1.5 Carry out overall control over the compliance of asset allocation or investment funds, and provide optimization suggestions in a timely manner; and coordinate and supervise the daily operation, communicate with all parties in time to ensure the smooth process

1.6 If Party A needs to issue funds in the Hong Kong market, select and recommend appropriate promotion or distribution channels for it, coordinate its negotiations, and promote signing cooperation.

1.7 Organize and coordinate meetings or conference calls in a timely manner to communicate with Party A regarding the materials issues of fund and discuss about potential solutions.

2. Duties of Party A

2.1 Party A shall provide comprehensive, objective and timely asset allocation, investment targets, expected objectives and other needs, as well as relevant documents and materials required to PAM.

2.2 Party A shall make clear and reasonable request to the service provided by PAM.

2.3 Party A have the responsibility to make decisions and judgment independently on final decisions. Any loss caused by Party A’s decisions based on PAM’s advice, opinions and proposal shall be borne by Party A.

2.4 If Party A intends to appoint PAM or its affiliates as co-manager of the fund or fund advisor or other party, Party A shall discuss with that particular party accordingly and shall not affect the execution of this agreement.

2.5 Party A shall pay advisory fee to PAM as agreed. All fees occurred due to the fund formation and operation shall be borne by all parties involved as separately negotiated, thus will not be included in this agreement.

3. Duties of PAM

3.1 PAM shall duly complete advisory related work as instructed by Party A with qualified consulting staff.

3.2 PAM shall perform duties in the agreed term and communicate progress with Party A on a regular basis.

3.3 PAM shall discuss the case in line with Party A’s requirement, make timely analysis and adjust the plan accordingly.

3.4 PAM shall submit legal documents draft and fund documents to Party A in service period on time. PAM has no authority to make decisions on operation unless instructed by Party A.

3.5 PAM shall at all times respect and protect the confidentiality of information acquired in consequence of the Agreement.

4. Service Term

4.1 The service shall start from __________to_____________. The service term shall not be affected by the decision-making process of all parties involved.

4.2 The agreement shall not be terminated during service term unless agreed by both parties.

5. Advisory Fee

5.1 Party A shall pay US $__________to PAM as advisory fee, which is a monthly fee of US $_________.

5.2 Party A shall pay advisory fee on a quarter basis and pay the quarterly advisory service fee to PAM within 30 days after the service deadline of each quarter.

5.3 Party A’s fund establishment, investment and other matters during the service period shall not affect the payment time of the consulting service fee. If the formation and raising of the fund have been completed before the date when the service fee should be paid, Party A may designate to pay the advisory fee using the subscription fee or management fee of the fund. The payment cannot be postponed without the agreement of both parties.

5.4 For convenience purpose, the quarter advisory fee can be paid by Party A or its designated affiliated parties.

6. Amendment, Resignation and Termination

6.1 This Agreement may only be amended by written agreement between the parties hereto.

6.2 The agreement shall be deemed invalid in the following occasions.

6.2.1 Both parties agree; or

6.2.2 Either party commit any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within 30 days of receipt of written notice from the Notifying Party requiring it so to do; or

6.2.3 The agreement cannot be executed due to force majeure.

6.3 The party that intends to resign shall give all other parties written notice, effective upon receiving.

6.4 On termination of this Agreement, the observant party shall be entitled to receive all fees and compensation accrued due up to the date of such termination.

7. Governing Law

7.1 This agreement shall be governed by and constructed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

7.2 Any dispute, controversy or claim arising out of, in connection with or relating to this agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by negotiation first, if not works, then by arbitration. The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre.

8. This agreement shall come into force upon its due execution by the parties hereto with effect from the date when the authorized signatures and chops are in place.

9. Both parties secure one copy of the agreement with equal legal force.

[Signature Page Follows]

PARTY A

Authorized signature:

Prestige Asset Management Limited

Authorized signature:

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